Exhibit 10.2

Execution Version

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEXANNUITY HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

NexAnnuity Holdings, Inc. a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.    That the name of this corporation is NexAnnuity Holdings, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on October 9, 2018 under the name NexAnnuity Holdings, Inc.

2.    That the Board of Directors (the “Board of Directors”) duly adopted resolutions to amend and restate the Amended and Restated Certificate of Incorporation of this corporation (the “Amended and Restated Certificate of Incorporation”) pursuant to Sections 242 and 245 of the General Corporation Law, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows (the “Second Amended and Restated Certificate of Incorporation”):

FIRST:     The name of this corporation is NexAnnuity Holdings, Inc. (the “Corporation”).

SECOND:     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Corporation.

THIRD:     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:     The total number of shares of all classes of stock that the Corporation shall have authority to issue is (a) 10,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), of which (i) 5,000,100 shares shall be designated as Class A Common Stock, (“Class A Common”), and (ii) 4,999,900 shares shall be designated as Class B Common Stock (“Class B Common”), and (b) 500,000 shares of Preferred Stock, $1,000 par value per share (“Preferred Stock”), of which 68,500 shares shall be designated as Class A Preferred Stock (“Class A Preferred”). The Preferred Stock may be issued only with the unanimous written consent of affirmative vote of the Board of Directors, each of such class to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article Fourth.

A.    COMMON STOCK

1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.    Voting. The holders of the Common Stock are entitled to ten (10) votes for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Class A Common and Class B Common shall vote as a single class. Except as otherwise expressly provided herein or as required by law, the holders of Common Stock shall vote together and not as separate classes. There shall be no cumulative voting. Subject to rights of any holders of any outstanding Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.   PREFERRED STOCK

1.    General. The Preferred Stock shall have the following rights, powers, preferences, privileges and restrictions, qualifications and limitations.

The “Original Issue Price” shall mean $1,000 per share for the Class A Preferred, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock.

2.    Dividends.

(a)    Prior to the payment of any dividends on any other class of stock of the Corporation, from and after the date of issuance of any shares of Preferred Stock, the holders of the Class A Preferred shall first receive a dividend on each outstanding share of Class A Preferred (the “Class A Preferred Return Rate”) in an amount equal to:

(i)    eight percent (8.0%) of the Original Issue Price per share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum, payable quarterly on each March 31, June 30, September 30 and December 31 (each a “Dividend Payment Date”) for the first seven (7) years following the date of effectiveness of this Second Amended and Restated Certificate of Incorporation;

(ii)    nine and one-half percent (9.5%) of the Original Issue Price per share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum, payable quarterly on each March 31, June 30, September 30 and December 31 for years eight (8) through ten (10) following the date of effectiveness of this Second Amended and Restated Certificate of Incorporation;

(iii)    eleven percent (11.0%) of the Original Issue Price per share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum, payable quarterly on each March 31, June 30, September 30 and December 31 for years eleven (11) through thirteen (13) following the date of effectiveness of this Second Amended and Restated Certificate of Incorporation; and

(iv)    twelve percent (12.0%) of the Original Issue Price per share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum, payable quarterly on each March 31, June 30, September 30 and December 31 for years fourteen (14) through sixteen (16) following the date of effectiveness of this Second Amended and Restated Certificate of Incorporation; provided that, the maximum rate of return for the Class A Preferred shall be twelve percent (12.0%) per annum.

(v)    Such amounts as set forth in Section 2(a)(i) through Section 2(a)(iv) are referred to herein as the “Accruing Dividends”. The Accruing Dividends shall accumulate quarterly at (x) the applicable Preferred Return Rate less (y) any amount of the dividend paid in cash, payable to the holders of the Class A Preferred on each Dividend Payment Date. The Company, in its discretion, may elect not to pay such Accruing Dividends when they become due on the applicable Dividend Payment Date, in which case the Accruing Dividends will continue to accrue hereunder and shall become due at the end of sixteen (16) years.

(b)    The Corporation shall not declare, pay or set aside any dividends on shares of any other class of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Second Amended and Restated Certificate of Incorporation) all Accruing Dividends that are currently unpaid, are first paid in full. Once all Accruing Dividends are paid in full to the holders of Preferred Stock, any dividends declared or paid to the holders of Common Stock in any year shall thereafter be declared or paid at the Common Stock Distribution Rate and on a pari passu basis to the holders of the Class A Common and vested Class B Common then outstanding. “Common Stock Distribution Rate” means for the purposes of any dividend or distribution contemplated hereunder, the percentage of any such dividend or distribution to any one holder of Common Stock calculated as follows: (((A*10)+(B))/(C*10)+(D))*100%, where, at the time of such distribution or dividend, “A” means the number of Class A Common held by such holder; “B” means the number of vested Class B Common held by such holder; “C” means the aggregate number of all Class A Common issued and outstanding; and “D” means the aggregate number of all vested Class B Common issued and outstanding. Any such dividends paid to the holders of shares of Class A Common and vested Class B Common shall be paid at the Common Stock Distribution Rate, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class.

(c)    If a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3.    Liquidation, Dissolution or Winding Up.

(a)    Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event, a “Liquidation Event”), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, at an amount per share equal to $1,000 per share plus any accumulated but unpaid amount (including any Accruing Dividends) at the applicable Class A Preferred Return Rate (the amount payable pursuant to this sentence is hereinafter referred to as “Class A Preferred Liquidation Preference”). If upon any such Liquidation Event the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Preferred the full Class A Preferred Liquidation Preference, the holders of shares of Class A Preferred shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)    Payments to Holders of Class A Common. After the payment in full of the Class A Preferred Liquidation Preference required to be paid to the holders of shares of Preferred Stock in accordance with Section 3(a), the holders of shares of Class A Common then outstanding shall thereafter be entitled to be paid out of the assets available for distribution to its stockholders before any payment shall be made to the holders of Class B Common an amount per share equal to an amount per share equal to the Class A Issue Price (the amount payable pursuant to this sentence is hereinafter referred to as the “Class A Common Liquidation Amount”). If upon any such Liquidation Event the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Common the full Class A Common Liquidation Amount, the holders of shares of Class A Common shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Class A Issue Price” shall mean $10.00 per share of Class A Common, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common. From and after the date of issuance of any shares of Common Stock and prior to a Liquidation Event, any cash dividends actually received by holders of Class A Common pursuant to this Section 3(b) shall reduce, dollar-for- dollar, the Class A Common Liquidation Amount.

(c)    Distribution of Remaining Assets. After the payment in full of the Class A Preferred Liquidation Preference and the Class A Common Liquidation Amount, the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Class A Common, Class A Preferred and vested Class B Common at the Common Stock Distribution Rate based on the number of shares held by each such holder.

4.    Asset Transfer or Acquisition.

(a)    An Asset Transfer or Acquisition shall be deemed a Liquidation Event for purposes of Section 3. Accordingly, in the event that the Corporation is a party to an Acquisition or Asset Transfer, then upon the closing of such Acquisition or Asset Transfer, each holder of Class A Preferred shall be entitled to receive, for each share of Class A Preferred then held, subject to the provisions of Section 4(c) and 4(d), below, each holder of Class A Common shall be entitled to receive, for each share of Class A Common then held, and each holder of vested Class B Common shall be entitled to receive, for each share of vested Class B Common then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3.

(b)    For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Corporation with or into any other entity or any other reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of 50% of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; and “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation, except where such sale, lease, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation. The treatment of any particular transaction or series of related transactions as an Acquisition or Asset Transfer may be waived by the vote or written consent of the holders of Common Stock, voting together as a single class as provided herein.

(c)    Mandatory Preferred Stock Redemption. In the event of a Liquidation Event referred to in Section 3(b), or upon the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, on a major stock exchange (i.e., NASDAQ, NYSE or similar) resulting in at least $500,000,000 of net proceeds (before deduction of underwriter commissions and expenses) to the Corporation (a “Qualified IPO”), then each outstanding share of Preferred Stock shall be automatically repurchased by the Corporation within sixty (60) days of the occurrence of such Liquidation Event or Qualified IPO at a price per share equal to the Class A Preferred Liquidation Preference.

(d)    Optional Preferred Stock Redemption. Each outstanding share of Preferred Stock may be repurchased by the Corporation, at the sole discretion of the Corporation, in full or in part at any time following the effective date of this Second Amended and Restated Certificate amount at a price per share equal to the Class A Preferred Liquidation Preference.

(e)    Redeemed or Otherwise Acquired Shares Treatment. Any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition.

5.    Voting.

(a)    General. The holders of the Class A Preferred are entitled to one (1) vote for each share of Class A Preferred held at all meetings of stockholders (and written actions in lieu of meetings). Except as provided by law or by the other provisions in this Second Amended and Restated Certificate of Incorporation, holders of Class A Preferred shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

(b)    Election of Directors. The Board of Directors shall initially consist of one person (the “Common Director”). The holders of Class A Common shall at all times have the ability to appoint the Director. In the event that the Class A Preferred has not been redeemed pursuant to Section 4(c) or 4(d), on the sixteenth (16th) anniversary of the effectiveness of this Second Amended and Restated Certificate of Incorporation, then the holders of record of the Class A Preferred, exclusively and as a separate class, shall, after such date, be entitled to elect one (1) Director of the Corporation (the “Preferred Director”). Any Director elected pursuant to the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class of capital stock entitled to elect such Directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of the shares of the class of capital stock entitled to elect directors fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the holders of shares of the class of capital stock entitled to elect such director elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship. At any meeting held for the purpose of electing a director, the presence in person or proxy of the holders of a majority of the outstanding shares of the class entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5(b), a vacancy in any directorship filled by the holders of any class of capital stock shall be filled only by vote or written consent in lieu of a meeting of the holders of such class.

6.    Conversion. The Class A Preferred shall not be convertible.

7.    Transferability. The Board of Directors may, in its sole and absolute discretion, prohibit the transfer of shares of Class A Preferred to any party that is not (a) 100% owned and controlled by, or (b) an affiliate of, NexPoint Diversified Real Estate Trust, a Delaware statutory trust.

8.    Subject to the terms of this Amended and Restated Certificate of Incorporation, the holders of Preferred Stock may transfer their shares by an instrument of transfer; provided that the transferee files with the Corporation a written and dated instrument of such transfer, in form and substance reasonably satisfactory to the Board of Directors, executed by both the transferor and transferee, which instrument shall contain the acceptance by the transferee of all of the terms and provisions of this Second Amended and Restated Certificate of Incorporation, to the extent applicable to the transferee, (b) contain such representations as the Board of Directors may deem necessary or advisable to assure that such transfer need not be registered under any applicable federal or state securities laws, (c) instruct the Board of Directors as to the shares of Preferred Stock transferred and to whom and at what address Corporation distributions and notifications in respect of such shares of Preferred Stock should henceforth be sent, and (d) contain any information required under the U.S. Internal Revenue Code of 1986, as amended, that is requested by the Board of Directors; provided further, that the Board of Directors must unanimously consent to the transfer of shares of Preferred Stock, in whole or in part, to any party that is not an affiliate of the Corporation.

FIFTH:     Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation; provided, that, in the event any such amendment adversely affects a class of stock in a manner disproportionate to the effect on other classes, such amendment shall require the prior written consent of the holders of a majority of the outstanding shares of such adversely-affected class of stock.

SIXTH:     SIXTH: Subject to Section 5(b) of Article Fourth, the Board of Directors shall initially consist of one (1) Director.

SEVENTH:     Elections of the Director need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:     To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:

(a)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

(c)    To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A and B of this Article Tenth, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d)    Any indemnification under Sections A and B of this Article Tenth (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections A and B of this Article Tenth. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders.

(e)    Expenses (including attorneys’ fees and costs) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation pursuant to this Article Tenth. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f)    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Tenth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)    For purposes of this Article Tenth, any reference to the “Corporation” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Tenth with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(h)    For purposes of this Article Tenth, any reference to “other enterprise” shall include employee benefit plans; any reference to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and any reference to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article Tenth.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director, officer or other agent of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ELEVENTH:     Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

*         *         *

3.    That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 241 and 245 of the General Corporation Law.

(remainder of page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 29th day of August, 2023.

By:	/s/ James Dondero
Name:	James Dondero
Title	President

[Signature Page to Amended and Restated Certificate of Incorporation]